Exhibit 12.02

CITIGROUP INC.
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES (1)
INCLUDING PREFERRED STOCK DIVIDENDS
						Three Months Ended
	Years ended December 31,					March 31,
In millions of dollars, except for ratios	2016	2015	2014	2013	2012	2017	2016
EXCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense (other than interest on deposits)	$7,211	$6,869	$7,998	$9,941	$12,922	$2,151	$1,736
Interest factor in rent expense	361	414	460	460	496	86	91
Dividends--Preferred Stock	1,077	769	511	194	26	301	210
Total fixed charges	$8,649	$8,052	$8,969	$10,595	$13,444	$2,538	$2,037

Income
Income from continuing operations before taxes and noncontrolling interests	$21,477	$24,826	$14,701	$19,802	$8,165	$5,981	$4,987
Fixed charges (including preferred stock dividends)	8,649	8,052	8,969	10,595	13,444	2,538	2,037
Total income	$30,126	$32,878	$23,670	$30,397	$21,609	$8,519	$7,024

Ratio of income to fixed charges excluding interest on deposits	3.48	4.08	2.64	2.87	1.61	3.36	3.45

INCLUDING INTEREST ON DEPOSITS:

Fixed Charges
Interest expense	$12,511	$11,921	$13,690	$16,177	$20,612	$3,566	$2,940
Interest factor in rent expense	361	414	460	460	496	86	91
Dividends--Preferred Stock	1,077	769	511	194	26	301	210
Total fixed charges	$13,949	$13,104	$14,661	$16,831	$21,134	$3,953	$3,241

Income
Income from continuing operations before taxes and noncontrolling interests	$21,477	$24,826	$14,701	$19,802	$8,165	$5,981	$4,987
Fixed charges (including preferred stock dividends)	13,949	13,104	14,661	16,831	21,134	3,953	3,241
Total income	$35,426	$37,930	$29,362	$36,633	$29,299	$9,934	$8,228

Ratio of income to fixed charges including interest on deposits	2.54	2.89	2.00	2.18	1.39	2.51	2.54

(1)
Citigroup adopted Accounting Standards Update (ASU) 2014-01, Investments-Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects in the first quarter of 2015. The ASU is applicable to Citigroup’s portfolio of low income housing tax credit partnership interests. The adoption of this ASU was applied retrospectively, and among other items, impacts Citigroup’s Income from continuing operations before taxes and non-controlling interests for all periods presented. See Citi’s Current Report on Form 8-K furnished to the SEC on April 8, 2015.